PART 1:  EXHIBIT 11.01

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                      JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (Unaudited, In Thousands, except per share amounts)

                                                               Year Ended          Three Months Ended
                                                              December 31,            December 31,
                                                              ------------            ------------
                                                            1997        1996        1997        1996
                                                            ----        ----        ----        ----


Basic earnings per share:
-------------------------

Basic weighted average common shares*                       9,858      10,062       9,912       9,776

Net Income                                                $37,090     $26,725     $14,979      $7,287

Basic earnings per common share*                            $3.76       $2.66      $ 1.51       $ .75



Diluted earnings per share:
---------------------------

Weighted average common and dilutive potential shares*     10,190      10,436      10,243      10,139

Net Income                                                $37,090     $26,725     $14,979      $7,287

Diluted earnings per common share*                          $3.64       $2.56       $1.46       $ .72



* Earnings per share for 1996 have been restated, as required, for the adoption of Financial Accounting Standards Board Statement No. 128.

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